EXHIBIT 99.1


                                                            Press Release
  [Logo] TELULAR CORPORATION

  For Immediate Release _ March 3, 2000

  Telular Corporation Issues $10 Million In Common Stock

  VERNON HILLS, IL USA_Telular Corporation (Nasdaq: WRLS)
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  Telular Corporation today  announced that it  issued 444,444 shares  of
  Common  Stock  in  exchange  for  $10  million  under   Regulation  "D"
  provisions of the 1933 Securities Act in a private placement arranged by Cardinal Securities, L.L.C. In addition to common stock, the Company issued warrants for 100,000 shares of common stock with a strike price of $29.25. The investor has the right to an additional investment of $5 million at $28.13 per share, and warrants for 50,000 shares of common stock with a strike price of $31.50. As part of the initial issuance, Telular has agreed that if the market price of the Common Stock declines by 40% or more within the next 25 business days, Telular will issue additional warrants to the investors.

  "Having the capability to finance substantial working capital requirements is necessary to compete for larger pieces of the Wireless Local Loop market. We believe that we now have the right balance of equity and debt financing to meet the needs of the rapidly expanding wireless industry," said Mr. Kenneth E. Millard, President and Chief Executive Officer.

  In addition to its many industry firsts, Telular Corporation was the first terminal supplier to offer digital fax capability in its GSM Fixed Wireless Terminal, and the first to deploy a IS-136 TDMA digital Fixed Wireless Terminal. Telular Corporation is a leader in the design and manufacturing of Fixed Wireless Terminals. Telular's proprietary telecommunications interface technology enables standard phone systems, fax, computer modem or monitored alarm systems to utilize available cellular wireless service for either primary or back-up communications. Their product lines incorporate the world's leading cellular standards (GSM, TDMA, CDMA, AMPS) and are marketed worldwide. Products developed and marketed by Telular include the Phonecell[R] and Telguard[R] lines. Headquartered in Vernon Hills, Illinois, Telular has regional sales offices in Atlanta, Miami, Singapore and the United Kingdom. For further company information, visit Telular at http://www.telular.com.


       Source: Telular Corporation


  Contact:
  Jeffrey L. Herrmann
  Executive Vice President
  Telular Corporation
  Phone: 847-247-9400
  FAX: 847-247-0021
  E-mail: jherrmann@telular.com
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     Please  be  advised   that  statements  made  herein  state  the
     company's   or    management's   intentions,   hopes,   beliefs,
     expectations or predictions of the future and are forward-looking comments. It is important to note that the company's actual results could differ materially from those projected in
     such    forward-looking   statements.   Additional   information
     concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the company's SEC filings, including but not limited to the company's report on Form 10-K for the fiscal year ended September 30, 1999. Copies of these filings may be obtained by contacting the Company or the SEC.